UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2,  2008

THE CENTER FOR WOUND HEALING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-105778	87-0618831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 White Plains Road Tarrytown, NY	10591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 372-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On December 2, 2008, The Center for Would Healing, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with David Walz, the Company’s President and Treasurer (the “Amended Agreement”).

The Amended Agreement, effective as of October 7, 2008, amended and restated the Employment Agreement dated April 1, 2005.  The prior agreement was filed with the Company’s Form 10-K for the fiscal year ended June 30, 2007.  The material amendments to the Amended Agreement are described below.  The description is qualified by the Amended Agreement filed as Exhibit 10.1 to this Form 8-K.

The initial term of the Amended Agreement is three years, commencing October 7, 2008 and ending on June 30, 2011, and will be automatically renewed for an additional 12 months unless Mr. Walz or the Company provides written notice of the intent not to renew on or before January 1, 2011.  After each 12 month extension, the term will continue to renew for successive 12 month periods unless Mr. Walz or the Company provides written notice of the intent not to renew no less than 180 days prior to the end of the renewal term.

Mr. Walz’s annual base salary is $285,000 and is subject to annual cost of living increases not to exceed 4% per year.  The Board will also review the base salary at least annually and may increase it in its sole discretion.  Mr. Walz will receive a $10,000 signing bonus upon execution of the Amended Agreement.  He is eligible to earn annual cash performance bonuses based on the Company’s achievement of certain gross margin targets for fiscal years 2009 through 2011 and thereafter.  The amount of the annual cash performance bonus, if earned, will be set by the Board in its sole discretion, but will be no less than $50,000 and no greater than 50% of his applicable base salary.  Mr. Walz’s car allowance is increased to an amount not exceeding $15,000 per year, and his vacation is increased to 6 weeks per year.

The exercise price of the 210,000 time vesting options previously granted to Mr. Walz is decreased to $1.05 per share, which represents the fair market value of a share of the Company’s stock as determined by the Board as of October 8, 2008. The expiration date of the time vesting options is extended to April 1, 2011.  In addition, on October 8, 2008, Mr. Walz was granted (i) an additional 300,000 time vesting options and (ii) an additional 225,000 performance vesting options, at an exercise price of $1.05 per share.  The time vesting options will vest 25% per year on each anniversary of the grant date.  The performance vesting options will vest 33 1/3% per year if we meet certain quarterly Adjusted EBITDA targets during fiscal years 2009, 2010 and 2011.

In the event of a termination of his employment by the Company without cause, by Mr. Walz for good reason or by Mr. Walz following a change in control, he is entitled to (1) continuation of his then-existing base salary through the end of the term or for 24 months, whichever is longer, (2) a pro-rata amount of his annual bonus, (3) payment of any accrued employment benefits and (4) continued health or medical benefits for 24 months.  Any unvested time vesting options will immediately vest and become exercisable.  With respect to performance vesting options, if the Company’s annualized EBITDA for the quarter during which the termination takes place exceed any of the EBITDA vesting thresholds, then any performance vesting options that would have vested as a result of the Company’s achieving such EBITDA threshold at any time shall vest and become exercisable.

However, if his employment is terminated as a result of the Company’s failure to renew the initial term of this Amended Agreement, then he is generally entitled to receive the continuation of his base salary and his health or medical benefit plans for a period of 12 months.

Item 9.01.	Financial Statements and Exhibits.

Exhibit
Number	Description

10.1	Amended and Restated Employment Agreement for David Walz, effective as of October 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

The Center for Wound Healing, Inc.

Dated: December 8, 2008	By:	/s/ Andrew G. Barnett
	Name:	Andrew G. Barnett
	Title:	Chief Executive and Chief Financial Officer